Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE Between BALLY’S CORPORATION (fka TWIN RIVER WORLDWIDE HOLDINGS INC.) And STEPHEN H. CAPP

A. INTRODUCTION
    Stephen H. Capp has an Employment Agreement with Twin River Worldwide Holdings Inc., now known as Bally’s Corporation (the “Employment Agreement”), dated December 28, 2018. The terms and conditions of the Employment Agreement are incorporated in this Separation and release Agreement by reference. Stephen H. Capp’s employment with Bally’s Corporation will end on April 30, 2022 (the “Separation Date”). The termination of Mr. Capp’s employment will not constitute “Justifiable Cause” as defined in the Employment Agreement. The purpose of this Separation Agreement and Release is to state the conditions of separation of Stephen H. Capp from Bally’s Corporation, and to resolve any disputes that might exist between Mr. Capp and Bally’s Corporation and its subsidiaries and affiliates. In this Separation Agreement and Release, “Employee” means Stephen H. Capp, his heirs, beneficiaries, executors, successors, assigns, and all others claiming an interest through him. “The Company” means Bally’s Corporation, f/k/a/ Twin River Worldwide Holdings Inc. “Agreement” means this Separation Agreement and Release.
B. THE COMPANY’S PROMISES TO EMPLOYEE
In consideration for Employee’s execution of this Agreement, including its incorporated release of all claims and Employee’s fulfillment of the promises contained in this Agreement, and in exchange for Employee’s agreement to waive the payments listed in Section 7(f) of the Employment Agreement, the following:
(1)The company will pay Employee the total gross amount of $275,000 (Separation Pay), minus applicable payroll withholdings, as follows: (i) one payment in the gross amount of $137,500, to be paid upon employee’s execution of this Agreement; and (ii) one payment in the gross amount of $137,500, to be paid no later than the second regular payroll period following the LATER of: (1) the Separation Date or (2) the ADEA Effective Date of this Agreement set out in Section E(9) of this Agreement. From each payment, the Company will make the deductions for state and federal income taxes, FICA, etc. it determines appropriate; and
(2)4,270 shares of Employee’s unvested Restricted Stock Units (RSUs) will vest on April 30, 2022; and
(3)4,270 shares of Employee’s unvested Performance Share Units (PSUs) will vest on April 30, 2022; and
(4)If Employee elects coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Company will reimburse Employee for his premiums paid for the six-month period immediately following the Separation Date. Employee will be required to

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provide proof that he elected COBRA coverage and paid premiums pursuant to COBRA in order to receive reimbursement.
(5)As additional consideration, the Company shall reduce the length of Employee’s non-competition obligation contained in Section 9 of the Employment Agreement from twelve (12) months to six (6) months.
C. EMPLOYEE’S PROMISES TO THE COMPANY
    In consideration of the consideration provided to Employee under Section B, above, which Employee acknowledges constitutes good, sufficient, and valuable consideration, over and above any consideration to which Employee is otherwise entitled, Employee agrees to and promises the following:
(1)    Waiver of Section 7(f) of the Employment Agreement. Employee understands and affirms that the consideration set forth in Section B above supersedes the provisions contained in Section 7(f) of the Employment Agreement.
(2)    General Waiver: Employee waives, releases, and discharges the Company and the other Released Parties (as defined below), from all actions, causes of actions, claims and demands whatsoever, whether in law or in equity, and whether currently known or unknown, arising from or related to any act, omission, or thing occurring or existing at the time of or prior to the date of the execution of this Agreement.
(3)    Specific Waiver: This release includes, but is not limited to, any and all claims based upon or related to: (a) Employee’s employment with, or separation from, the Company; (b) Title VII of the Civil Rights Act of 1964; (c) The Civil Rights Act of 1991; (d) The Americans with Disabilities Act; (e) The Age Discrimination in Employment Act; (f) Rhode Island and any local statutes, regulations or ordinances having anything to do with employment; (g) The Family and Medical Leave Act; (h) Executive Order 11246; (i) 42 U.S.C. §§ 1981, 1985, 1988; (j) the Employee Retirement Income Security Act (ERISA); (k) Actual or alleged violations of any federal, state, or local law that prohibits wrongful termination, discrimination, harassment, or retaliation; (l) Claims for compensation of any kind; (m) Claims for attorneys’ fees and costs; and (n) All other claims arising under any federal, state, or local constitutional law, statutory law, common law, regulations, ordinances, or equity, contract, or other source of law. Excluded from this Release are any claims which cannot be released by law. Nothing in this Agreement shall affect the Employee’s right to file or participate in an investigative proceeding with the Equal Employment Opportunity Commission or any other state or local agency.
(4)    Unknown Claims: Employee agrees that this release specifically includes any and all claims, demands, obligations, and/or causes of action that have, through ignorance, oversight, or error, been omitted from the terms of this Agreement. Employee makes this waiver with the full knowledge of her rights and with specific intent to release both known and unknown claims. Employee understands that this Agreement does not release any right to challenge the knowing and voluntary nature of any ADEA waiver of claims as amended by the Older Workers Benefit Protection Act.

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(5)    No Right to Recover: Employee waives any right he may have to recover in any proceeding based in whole or in part on claims released by Employee in this Agreement and assigns any such recovery to the Company. This includes Employee waiving any right to recover from any charge or proceeding before or brought by the Equal Employment Opportunity Commission or any other state or local agency.
(6)    Employee Confirmations: Employee confirms that he has not filed any legal proceeding(s) against any of the Released Parties (as defined below), is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. Employee further confirms that he has no known workplace injuries or occupational diseases.
(7)    “Released Parties” include: (a) Company; and (b) each of its past, present, and future parents, subsidiaries, divisions, partnerships, affiliates, and other related entities (closely or remotely connected); and (c) each of their past, present, and future owners, directors, officers, trustees, fiduciaries, shareholders, administrators, agents, insurers, employees, partners, members, associates, and attorneys; and (d) the predecessors, successors, and assigns of each of the foregoing persons and entities.
(8)    No Claim for Leave or Compensation: Employee confirms that he has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee is entitled, except as provided by this Agreement. Employee understands and acknowledges that he is not entitled to any severance benefits other than the benefits discussed in this Agreement. This Agreement does not, however, supersede any retirement income benefit to which Employee is eligible.
(9)    Future Application for Employment: Employee agrees that when his employment with the Company is over, he will not seek employment with the Company or any of the Released Parties, without first repaying the consideration received pursuant to Section B of this Agreement. Any unpaid Separation Pay will be forfeited upon reemployment with the Company.
(10)    Return of Company Property: Employee promises that, within forty-eight (48) hours following his Separation Date, he will return all the Company’s property of any type that he has in his possession. This includes any files, documents, product samples, keys, handbooks, manuals, computer printouts, computer disks, other electronic data, copies of any of the above items, and any other form of the Company’s property whatsoever.
(11)    Confidentiality: Employee agrees that he will keep the terms and conditions of this Agreement strictly confidential unless compelled to disclose them pursuant to any legal or administrative proceedings. Employee, however, may disclose the details of this Agreement to his spouse, attorney and tax or financial advisors after first informing them of this confidentiality requirement. This Section is not intended to prevent cooperation through investigation, testimony or otherwise with an administrative agency or court, or as otherwise required by law.
(12)    Non-Disparagement: Employee agrees that he will not make any negative or disparaging statements about the Company, the Released Parties, the Company’s products or services

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to any current or former employee of the Company, the Company’s clients, contractors, vendors, or to the media or to any other person. A disparaging statement is any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service, quality, confidence or good character of the Company, the Released Parties, or the Company’s products or services. Employee agrees and acknowledges that compliance with this Section constitutes a material term of this Agreement. This Section is not intended to prevent cooperation through investigation, testimony or otherwise with an administrative agency or court, or as otherwise required by law.
(13)    Tax Indemnification: Employee agrees that he is solely responsible for the payment of all federal, state, and local taxes, including interest or penalties, on the amounts paid under this Agreement. In the event that the Company is required to pay back taxes or Social Security, or fines or assessments, because of Employee’s non-payment of taxes on the amounts paid under this Agreement, Employee agrees to indemnify the Company for any such amounts. Employee agrees that the Company offers no opinion on the taxability of the payments made pursuant to Section B of this Agreement.
(14)    Applicable Deductions: Any amounts due or payable to Employee under this Agreement will be subject to deductions for any amounts owed by Employee to the Company, including, but not limited to, any outstanding advances, loans, or other money owed.
(15)    Non-Solicitation of Employees: Employee promises that, for one year following the Separation Date, Employee will not solicit, recruit, attempt to hire, or hire on behalf of Employee or any other person or entity any employee of the Company with whom Employee had contact during the one (1) year preceding this Agreement.
(16)    Satisfaction of All Obligations: Employee agrees that all obligations of the Company and the other Released Parties under any and all plans, agreements, policies, and/or practices have been satisfied or exceeded by the payments described in Section B, above.
(17)    Cooperation:  Employee agrees to cooperate and assist the Company and its counsel in any matters related to the Company’s business while Employee was employed by the Company, including but not limited to any pending litigation that the Company is involved with.  The Company will reimburse any reasonable expenses incurred by Employee in the course of providing the cooperation provided that the expenses have been approved by the Company in advance.
D. EMPLOYEE’S SPECIFIC RELEASE OF AGE DISCRIMINATION IN
EMPLOYMENT ACT CLAIMS
(1)    Waiver of ADEA Claims: Employee acknowledges that this Agreement includes a release and waiver of any and all claims of age discrimination he may have under the Age Discrimination in Employment Act (ADEA) and the Older Worker Benefits Protection Act. Employee understands that he is not releasing any ADEA claims that arise after HE signs this Agreement.

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(2)    Consideration for Waiver of ADEA Claims: The parties agree that the ADEA Separation Pay set forth in Section B, above, is being provided, in part, in exchange for Employee’s knowing and voluntary release and waiver of all rights and claims he has or may have arising under the ADEA.
(3)    Consideration Period: Employee acknowledges that the Company has advised him, in writing, to consult with an attorney prior to executing this Agreement, and that the Company provided him with at least twenty-one (21) days to review and consider this Agreement before executing it. Employee agrees that, if he executes this Agreement prior to the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of her right to consider this Agreement for at least twenty-one (21) days.
(4)    Right to Revoke ADEA Claims: Employee and the Company agree that, for a period of seven (7) calendar days following the execution of this Agreement, Employee may revoke those provisions of this Agreement releasing and waiving his rights and claims under the ADEA, and those provisions shall not become effective or enforceable until the revocation period has expired without Employee exercising the right to revoke. Should Employee exercise his right to revoke under this provision, Employee shall only be entitled to the lump-sum gross amount of $137,500 set forth in Section B (1)(i) above, and shall not be entitled to the balance of the Separation Pay, RSU or PSU vesting, COBRA reimbursement, or shortening of the noncompete set forth in Section B, above.
If Employee wishes to revoke, he must do so by confirmed delivery of written notice of revocation to: Richard Danzak, EVP People North America, Bally’s Corporation, 6623 S. Las Vegas Blvd., Suite 300F, Las Vegas, NV 89119 no later than the seventh (7th) day following his execution of this Agreement. Employee’s initials at the bottom of this page indicate that he has specifically read this section and understands its terms.
(5)    Binding Effect of Other Terms: All other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of whether Employee revokes his waiver and release of ADEA rights and claims.
E. MISCELLANEOUS TERMS AGREED TO BY THE PARTIES
    In exchange for the promises made by and to Employee and the Company, they mutually agree to the following terms:
(1)    Arbitration: Except for claims by the Company or Employee for injunctive relief, any dispute or difference of opinion between Employee and Company (including all employees, partners, affiliates or contractors of the Company) involving the formation of this Agreement, or the meaning, interpretation, or application of any provision of this Agreement or any other dispute between Employee and the Company which relates to or arises out of the employment relationship between the parties shall be settled exclusively by binding arbitration. Any party to a dispute arbitrable under this Article may demand arbitration by written notice to the other party. On service of such demand, the parties shall have thirty (30) days to agree upon arbitration procedures. If the parties are unable to agree within that time, the dispute shall be arbitrated in Providence, Rhode Island

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pursuant to the Employment Dispute Rules of the American Arbitration Association (“AAA”), as those rules may be amended at the time of any such dispute. The AAA shall submit a panel of arbitrators from whom a suitable arbitrator shall be selected by the parties. The arbitration award may be entered in any court having jurisdiction as a judgment of that court. The arbitrator shall have no authority, jurisdiction, or power to amend, modify, nullify, or add to the provisions of this Agreement. No request to arbitrate will be entertained or processed unless it is received in writing by either party to this Agreement within thirty (30) calendar days after the occurrence of the event giving rise to the dispute or such longer period as is required by the specific statute under which a party is seeking relief.
(2)    Severability: If a court of competent jurisdiction find any part of this Agreement unenforceable, the remainder of the Agreement will not be affected and will remain in force.
(3)    Rule of Construction: The language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against its drafter shall not be applied in this case.
(4)    Choice of Law: The Company and Employee expressly agree that this Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Rhode Island. The parties further agree that any arbitration or legal proceeding involving this Agreement shall be conducted in providence, Rhode Island
(5)    Non-Admission of Wrongdoing: This Agreement does not constitute an admission by the Company of a violation of any federal, state, or local laws. It is further understood and agreed that this Agreement is a compromise of a real or potential dispute and that the promises of the Company are not to be construed as an admission of liability, but rather that liability is expressly denied.
(6)    Merger Clause: This Agreement contains the entire and only agreement between the Company and Employee regarding the subject matter of this Agreement. To the extent any provisions contained in the Employment Agreement conflict with any provisions contained in this Agreement, the terms of this Agreement shall supersede the conflicting provision(s) . Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned, and withdrawn, and are without legal effect. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to sign this Agreement, except for those set forth in this Agreement.
(7)    Binding Effect: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and personal representatives.
(8)    Amendment: This Agreement may not be amended except by written agreement signed by both parties which specifically refers to this Agreement.

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(9)    Effective Date: This Agreement shall, upon execution by Employee, immediately become effective and enforceable (General Effective Date), except for the waiver of ADEA claims which shall not become effective or enforceable until the expiration of the seven (7) day revocation period described in Section D(4), above (ADEA Effective Date).
F. EMPLOYEE’S ASSURANCES TO THE COMPANY
    This Agreement is a legal document with legal consequences. The Company wants to be certain that Employee fully understands the legal effect of signing this Agreement. Employee, therefore, makes the following assurances to the Company:
(1)    I have carefully read the complete Agreement.
(2)    The Agreement is written in language that I understand.
(3)    I understand all of the provisions of this Agreement.
(4)    I understand that this Agreement is a waiver of any and all claims I may have against the Company and all the other Released Parties.
(5)    I willingly waive any and all claims, known and unknown, in exchange for the promises of the Company in this Agreement, which I acknowledge constitute valuable consideration that I am not otherwise entitled to receive. I understand that I am not releasing any claims that arise after I sign this Agreement.
(6)    I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.
(7)    I understand that this Agreement is a contract. As such, I understand that either party may enforce it.
(8)    I acknowledge that I should return the signed Agreement to: Richard Danzak, EVP People North America, Bally’s Corporation, 6623 S. Las Vegas Blvd., Suite 300F, Las Vegas, NV 89119.
(9)    I ALSO HEREBY ACKNOWLEDGE AND AGREE TO THE ARBITRATION PROVISION SET OUT IN SECTION E(1) OF THIS AGREEMENT.

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IN WITNESS WHEREOF, we have hereunto set our hand and seal.

Employee: Stephen H. Capp

/s/ Stephen H. Capp	3/10/2022
Employee Signature	Date

Company: Bally’s Corporation

By: /s/ Lee D. Fenton	3/10/2022
Date
Chief Executive Officer
(Title)

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